Exhibit 4.3

ACCELRYS, INC.

2011 STOCK INCENTIVE PLAN

1. Purposes of the Plan. The purpose of this Plan is to provide motivation to selected Employees, Directors and Consultants to put forth maximum efforts toward the continued growth, profitability, and success of the Company by providing incentives to such Employees, Directors and Consultants through the ownership and performance of Common Stock, and to align the interests of such individuals with those of the Company’s stockholders.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supercede the definition contained in this Section 2.

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e) “Award” means the grant of an Option, SAR, Restricted Stock, Restricted Stock Unit, cash or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the

Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.

(i) “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii) a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Accelrys, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s) “Director” means a member of the Board or the board of directors of any Related Entity.

(t) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(w) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(x) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(z) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(cc) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(dd) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ee) “Plan” means this 2011 Stock Incentive Plan.

(ff) “Related Entity” means any Parent or Subsidiary of the Company.

(gg) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(hh) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(ii) “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(jj) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(kk) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(ll) “Section 409A” means Section 409A of the Code.

(mm) “Share” means a share of the Common Stock.

(nn) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3. Stock Subject to the Plan.

(a) Maximum Number of Shares and Other Limits. Subject to the provisions of Section 11, below, the maximum aggregate number of Shares (including Incentive Stock Options) which may be issued pursuant to all Awards is seventeen million seven hundred fifty thousand (17,750,000) Shares, (i) less (x) that number of shares of Common Stock subject to a stock option or stock appreciation right granted after May 31, 2011 under the Company’s Amended and Restated 2004 Stock Incentive Plan, as amended (the “2004 Plan”), or the 2007 Stock Incentive Plan of Symyx Technologies, Inc, as amended, which plan was assumed by the Company on August 3, 2010 in accordance with NASDAQ Rule 5635 (the “2007 Plan” and, together with the 2004 Plan, the “Prior Plans”) and (y) 2.22 shares of Common Stock for every one share of Common Stock that was subject to an award other than a stock option or stock appreciation right granted after May 31, 2011 under the Prior Plans, and (ii) plus (x) that number of shares of Common Stock subject to a stock option or stock appreciation right, that in each case would, at any time after May 31, 2011, otherwise return to the available pool of unissued shares reserved for awards under any Prior Plan (ignoring the termination or expiration of such plans for the purpose of determining the number of shares available under the plan) and (y) 2.22 shares of Common Stock for every one share of Common Stock that was subject to an award other than a stock option or stock appreciation right, that in each case would, at any time after May 31, 2011, otherwise return to the available pool of unissued shares reserved for awards under any Prior Plan (ignoring the termination or expiration of such plans for the purpose of determining the number of shares available under the plan); provided, however, that the maximum aggregate number of shares that may be issued pursuant to Incentive Stock Options is seventeen million seven hundred fifty thousand (17,750,000) Shares. Notwithstanding the foregoing, any Shares issued in connection with Awards other than SARs and Options shall be counted against the limit set forth herein as two and twenty-two hundredths (2.22) Shares for every one (1) Share issued in connection with such Award (and shall be counted as two and twenty-two hundredths (2.22) Shares for one (1) Share returned or deemed not have been issued from the Plan pursuant to

Section 3(b) below in connection with Awards other than Options and SARs). For example, a grant of a restricted stock award for 1,000 shares would count as 2,220 shares against the reserve, and if returned to the Plan would count as 2,220 shares returned to the Plan. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Shares Available for Future Issuance. Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) or issued as substitution awards pursuant to Section 6(d) below, shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. Notwithstanding anything to the contrary contained herein: (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder ), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, cash or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction. Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to stockholder approval;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

In addition to the foregoing, the Administrator shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate in its sole discretion, and to make any findings of fact needed in the administration of the Plan or Award Agreements. The Administrator’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Administrator’s interpretation and construction of any provision of the Plan, or of any Award or Award Agreement, and all determination the Administrator makes pursuant to the Plan shall be final, binding, and conclusive. The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly made in bad faith or materially affected by fraud.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, other than such matters relating to their participation in the Plan, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock or Restricted Stock Units, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company). For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company, (ii) earnings or loss per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets or net assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow or cash flow per share (before or after dividends), (xiii) revenue, (xiv) improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable, (xv) earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization), (xvi) economic value added, (xvii) market share, (xviii) relative or absolute share price, (xix) pro forma net income, (xx) customer orders, (xxi) net sales, (xxii) revenue growth or product revenue growth, (xxiii) operating income (before or after taxes), (xxiv) pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus), (xxv) net income or loss (before or after taxes), (xxvi) return on equity, (xxvii) attainment of strategic and operational initiatives, (xxviii) comparisons with various stock market indices, (xxix) implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, acquisitions and divestitures, (xxx) factoring transactions and recruiting and maintaining personnel, (xxxi) gross profits, (xxxii) economic value-added models or equivalent metrics, (xxxiii) reductions in costs, (xxxiv) sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions), (xxxv) return on capital (including return on total capital or return on invested capital), (xxxvi) cash flow return on investment, (xxxvii) year-end cash, (xxxviii) cash margin, (xxxix) debt reduction, (xl) stockholders equity, (xli) operating efficiencies, (xlii) research and development achievements, (xliii) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property), (xliv) co-development, co-marketing, profit sharing, joint venture or other similar arrangements, (xlv) financial ratios, including those measuring liquidity, activity, profitability or leverage, (xlvi) cost of capital or assets under management, (xlvii) financing and other capital raising transactions (including sales of the Company’s equity or debt securities, (xlviii) factoring transactions, and (xlix) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors). Such performance criteria also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Administrator may also exclude charges related to an event or occurrence which the Administrator determines should appropriately be excluded, including (A) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (B) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (C) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals shall be set by the Administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder. Performance based Awards shall be subject to a performance period set by the Administrator and partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards.

(i) Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be 1,500,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 11 below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option to the extent approved by stockholders (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii) Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 750,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 11 below.

(iii) Individual Limit for Cash Awards. For awards of cash, the maximum amount with respect to which such Awards may be granted to any Grantee in any calendar year shall be $2,000,000.

(iv) Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i) Term of Award. The term of each Award shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(j) Transferability of Awards. Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Grantee only by the Grantee. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

(l) Dividend Equivalents. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or SAR may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents distributed in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v) In the case of other Awards, such price as is determined by the Administrator.

(vi) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v) with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration. Except as required by Applicable Law, the Administrator is not required to accept any of the above forms of consideration, as long as the Administrator provides for a reasonable payment alternative.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares. Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award.

8. Vesting of Awards.

(a) General. The time when an Award shall vest and become exercisable shall be stated in the Award Agreement. The restrictions, if any, on Restricted Stock shall expire at the times designated in the Award Agreement. Notwithstanding the foregoing, (i) no Option shall vest before the one-year anniversary of the date of grant of such Option, unless such vesting is accelerated in accordance with the other provisions of this Section 8 (not including this Section 8(a)) or Section 12, and (ii) no Restricted Stock or Restricted Stock Units shall vest faster than pro rata over a three-year period from the date on which the Award was granted, unless such Restricted Stock was issued to replace a deferred Stock Award, to replace awards that a new Employee has forfeited from his or her previous employer or the restrictions lapse earlier due to the other provisions of this Section 8 (not including this Section 8(a)) or Section 12. Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants of up to 10% of the number of Shares available for issuance pursuant to Awards as set forth in Section 3(a) on the effective date of the Plan.

(b) Death. The Administrator shall have the authority to promulgate rules and regulations to determine the treatment of a Grantee under the Plan in the event of such Grantee’s death. Unless otherwise provided in an Award Agreement, in the event that a Grantee shall die while he or she is an Employee, Director or Consultant and prior to the complete exercise of Options or complete maturity of SARs granted to him or her under the Plan, any such remaining Options or SARs shall be fully vested and may be exercised in whole or in part within one year after the date of the Grantee’s death and then only: (i) by the beneficiary designated by the Grantee in a writing submitted to the Company prior to the Grantee’s death, or in the absence of same, by the Grantee’s estate or by or on behalf of such person or persons to whom the Grantee’s rights pass under his or her will or the laws of descent and distribution, (ii) to the extent that the Grantee would have been entitled to exercise the Option or SAR at the date of his or her death had it been fully vested, and subject to all of the conditions on exercise imposed by the Plan and the Award Agreement, and (iii) prior to the expiration of the term of the Option or SAR. Notwithstanding this Section 8(b) or the terms of an Award Agreement, the Administrator shall have the right to extend the period for exercise of an Option or SAR, up to one year even if such extension exceeds the original term of such Option or SAR.

(c) Disability. The Administrator shall have the authority to promulgate rules and regulations to determine the treatment of a Grantee under the Plan in the event of such Grantee’s Disability. Unless otherwise provided in an Award Agreement, in the event that a Grantee’s status as an Employee, Director or Consultant terminates due to the Grantee’s Disability prior to the complete exercise of Options or complete maturity of SARs granted to him or her under the Plan, any such remaining Options or SARs shall be fully vested and may be exercised in whole or in part up to three years after the Grantee’s termination of status due to Disability as an Employee, Director or Consultant, as the case may be. Notwithstanding this Section 8(c) or the terms of an Award Agreement, the Administrator shall have the right to extend the period for exercise of an Option or SAR up to one year, even if such extension exceeds the term of such Option or SAR.

(d) Termination for Cause. A Grantee who is terminated for Cause shall, unless otherwise determined by the Administrator, immediately forfeit, effective as of the date the Grantee engages in such conduct, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing.

9. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Subject to Section 8, any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b) Exercise of Award Following Termination of Continuous Service.

(i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and, subject to Section 8, may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified herein or in the Award Agreement.

10. Conditions Upon Issuance of Shares.

(a) If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, or to make such other representations and warranties if, in the opinion of counsel for the Company, any such representations or warranties are required by any Applicable Laws.

11. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Any such adjustments to outstanding Awards will be effected in a manner that precludes the material enlargement of rights and benefits under such Awards. Adjustments and any determinations or interpretations shall be made by the Administrator and its determination shall be final, binding and conclusive. In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

12. Corporate Transactions and Changes in Control.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction. Notwithstanding the foregoing, instead of having outstanding Awards be Assumed, the Administrator may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any Grantee with respect to his or her outstanding Awards, take one or more of the following actions (with respect to any or all of the Awards, and with discretion to differentiate between individual Grantees and Awards for any reason):

(i) arrange or otherwise provide for the payment of cash or other consideration to Grantees in exchange for the satisfaction and cancellation of all or some outstanding Awards (based on the Fair Market Value, on the date of the Corporate Transaction, of the Award being cancelled, based on any reasonable valuation method selected by the Administrator, and with the Administrator having full discretion to cancel either all Awards or only select Awards (such as only those that have vested on or before the Corporate Transaction); or

(ii) make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Administrator deems necessary or appropriate, subject however to the terms set forth above.

(b) Acceleration of Award Upon Corporate Transaction or Change in Control. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction or Change in Control, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction or Change in Control.

(c) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 12 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

13. Effective Date and Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated pursuant to Section 14. Subject to Section 18 below and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

14. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 14(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

15. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

17. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

18. Stockholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted, excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

19. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

20. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

21. No Corporate Action Restriction. The existence of this Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Company to make or authorize: (i) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (ii) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (iii) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (iv) any dissolution or liquidation of the Company or any Subsidiary, (v) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, or (vi) any other corporate act or proceeding by the Company or any Subsidiary. No Grantee, beneficiary or any other person shall have any claim under any Award or Award Agreement against any member of the Board or the Administrator, or the Company or any Employees, Officers or agents of the Company or any Subsidiary, as a result of any such action.

22. Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the adoption of this Plan. Notwithstanding any provision of the Plan to the contrary, the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate (i) to exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) to comply with the requirements of Section 409A and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under Section 409A including by retroactively cancelling such Award Agreements.

23. Choice of Law. To the extent that U.S. federal law does not apply, and except as expressly set forth in an applicable Award Agreement, this Plan, the Awards, all documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws rules.

24. Severability. In the event that any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. If, in the opinion of any court of competent jurisdiction such provision or provisions are not enforceable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions to make them enforceable and to enforce the remainder of these provisions as so amended.

25. Recoupment of Awards. Unless otherwise specifically provided in an Award Agreement, and to the extent permitted by Applicable Law, the Administrator may in its sole and absolute discretion, without obtaining the approval or consent of the Company’s stockholders or of any Grantee, require that any Grantee reimburse the Company for all or any portion of any Awards granted under this Plan (“Reimbursement”), or the Administrator may require the termination of any outstanding, unexpired, unpaid, or deferred Awards (“Termination”), rescission of any delivery pursuant to the Award (“Rescission”), or the or Rescission of, or the recapture any Shares (whether restricted or unrestricted) or proceeds from the Grantee’s sale of Shares issued pursuant to the Award (“Recapture”) of an Award, if and to the extent:

(a) the granting, vesting, or payment of such Award was predicated on the achievement of certain financial results that were subsequently the subject of a material financial restatement;

(b) in the Administrator’s view the Grantee engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any Affiliate; and

(c) a lower granting, vesting, or payment of such Award otherwise would have occurred.

In addition, the Administrator may require the Termination or Rescission of, or the Recapture associated with, any Award, if and to the extent required by Applicable Law. In each instance, the Administrator will, to the extent practicable and allowable under Applicable Laws, require Reimbursement, Termination or Rescission of, or Recapture relating to, any such Award granted to a Grantee, provided that the Company will not seek Reimbursement, Termination or Rescission of, or Recapture relating to, any such Awards that were paid or vested more than three years prior to the first date of the applicable restatement period, unless required to do so by Applicable Law.

ACCELRYS, INC.

2011 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

Pursuant to the Accelrys, Inc. (the “Company”) 2011 Stock Incentive Plan (the “Plan”), the Company hereby grants to you, «Name» (the “Grantee”) an option to purchase that number of shares of the Company’s Common Stock set forth below (the “Option”), subject to the terms and conditions below. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Plan, a copy of which is available on the Accelrys intranet website and attached hereto as Attachment 1.

1. GOVERNING PLAN DOCUMENT. Your Option is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Stock Option Agreement. In the event of any conflict between the provisions of this Stock Option Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects.

2. DETAILS OF OPTION. The details of your Option are as follows:

Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Expiration Date:
The earlier of (1) the 10th anniversary of the Date of Grant indicated above and (2) the 90th day following the date of termination of your employment with the Company for any reason other than death, Disability or Cause.

Type of Grant:	☐ Incentive Stock Option*

☐ Non-Qualified Stock Option

Exercise Schedule:	☐ Same as Vesting Schedule ☐ Early Exercise Permitted

Vesting Schedule:

3. EXERCISE. You may exercise your Option only for whole shares of Common Stock and only as set forth in the Plan. In order to exercise your Option, you must submit to the Company payment via any means permitted by the Plan for that number of shares of Common Stock you

*

If this is an Incentive Stock Option, it (plus any other outstanding Incentive Stock Options held by the Grantee) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 shall be deemed a Non-Qualified Stock Option. Please refer to the Plan for additional details.

are electing to purchase pursuant to your Option. In the event that your Option is an Incentive Stock Option, by exercising your Option you expressly agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your Option that occurs within two (2) years after the date of your Option grant or within one (1) year after such shares of Common Stock are issued upon exercise of your Option. Notwithstanding the foregoing, you expressly acknowledge and agree that no shares will be delivered to you or any other person on your behalf until you or such other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of shares upon exercise of this Option. Accordingly, but without limiting the generality of the foregoing, you and the Company expressly acknowledge and agree that, as a condition to the exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company or any of its Subsidiaries or Affiliates arising by reason of the exercise of your Option, the lapse of any substantial risk of forfeiture to which the shares of Common Stock underlying your Option are subject at the time of exercise, or the disposition of shares of Common Stock acquired upon the exercise of your Option.

4. “EARLY EXERCISE”. If it is indicated in Section 2 that “early exercise” of your Option is permitted, then you may elect at any time that is both during the period of your full- or part-time employment or service with the Company or any of its Subsidiaries or Affiliates that employ you, as the case may be, and during the term of your Option to exercise all or part of your Option, including the unvested portion of your Option; provided, however, that: (i) a partial exercise of your Option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock; (ii) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the repurchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement, a copy of which will be provided to you at the time you elect to “early exercise” your Option; and (iii) you shall enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

5. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant indicated in Section 2 and expires upon the Expiration Date set forth in Section 2.

6. MARKET STAND-OFF AGREEMENT. By exercising your Option, you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto) following the effective date of a registration statement of the Company filed under the Securities Act (the

2

“Lock-Up Period”); provided, however, that nothing contained in this Section 6 shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third-party beneficiaries of this Section 6 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

7. NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by or continue any employment, service or consulting relationship with the Company or any of its Subsidiaries or Affiliates; and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Stock Option Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Subsidiaries or Affiliates that employs you.

8. GOVERNING LAW; JURISDICTION AND VENUE. This Stock Option Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Any legal action or other legal proceeding relating to this Stock Option Agreement or the enforcement of any provision of this Stock Option Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California. Each of the parties hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California, in connection with any legal proceeding; (ii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Stock Option Agreement or the subject matter of this Stock Option Agreement may not be enforced in or by such court.

9. NOTICES. Any notices to be delivered pursuant to this Stock Option Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

10. SEVERABILITY. If one or more provisions of this Stock Option Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Stock Option Agreement and the balance of the Stock Option Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11. BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Stock Option Agreement shall inure to the benefit of and be binding upon the respective successors and

3

assigns of the parties. This Stock Option Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

12. COUNTERPARTS. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:		GRANTEE:

ACCELRYS, INC.

By:		By:
Name:	Scipio M. Carnecchia	Name:
Title:	President and Chief Executive

GRANT SUMMARY:

On «Grant_Date», «Name» hereby receives a Non-Qualified Stock Option to purchase up to «Shares_Granted» shares of Common Stock of the Company at an exercise price of $«Grant_Price» per share.

4

ACCELRYS, INC.

2011 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Accelrys, Inc. (the “Company”) 2011 Stock Incentive Plan (the “Plan”), the Company hereby grants to you, «Name» (the “Grantee”) that number of restricted units of the Company’s Common Stock set forth below (the “Restricted Stock Unit Award”) subject to the terms and conditions below. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Plan, a copy of which is available on the Accelrys intranet website and attached hereto as Attachment 1.

1. GOVERNING PLAN DOCUMENT. Your Restricted Stock Unit Award is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Restricted Stock Unit Award Agreement. In the event of any conflict between the provisions of this Restricted Stock Unit Award Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects.

2. DETAILS OF RESTRICTED STOCK AWARD. The details of your Restricted Stock Award Unit are as follows:

Number of Shares of Common Stock Subject to Award:	# Shares

Award Date:	Award Date

Vesting Schedule:

3. SATISFACTION OF VESTING RESTRICTIONS; ACCOUNT. No shares of Common Stock will be issued to you pursuant to your Restricted Stock Unit Award until such shares vest in accordance with the Vesting Schedule indicated in Section 2. As soon as practicable after the date on which any shares of Common Stock subject to your Restricted Stock Unit Award vest, the Company will issue to you, free from further vesting restrictions, uncertificated shares in book entry form or share certificates representing such vested whole shares of Common Stock. Prior to the time any shares of Common Stock subject to your Restricted Stock Unit Award vest, whenever dividends, whether payable in cash, stock or other property, are declared on such shares, on the date any such dividend is paid, the Company will credit to a bookkeeping account (the “Account”) maintained by the Company for your benefit appropriate Dividend Equivalents in respect of the number of unvested shares of Common Stock subject to your Restricted Stock Unit Award on the record date for such dividend. Any such Dividend Equivalent will be released from the Account and paid or issued to you as your Restricted Stock Unit Award vests. In the event that any such Dividend Equivalent consists of shares of Common Stock, the Company shall issue such shares to you free from any vesting restrictions, in uncertificated book entry form or in share certificates representing whole shares of Common Stock.

4. TERMINATION OF EMPLOYMENT OR SERVICE WITH THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES. If, at any time prior to the vesting in full of the shares of Common Stock subject to your Restricted Stock Unit Award, your full- or part-time employment or service with the Company or any of its Subsidiaries or Affiliates terminates for any reason, the unvested portion of your Restricted Stock Unit Award shall be canceled and become automatically null and void.

5. REPRESENTATIONS. In connection with the acquisition of shares of Common Stock pursuant to this Restricted Stock Unit Award Agreement, you represent and warrant to the Company that you have no present intention of distributing or selling the Common Stock, except as permitted under applicable securities laws. You further acknowledge and agree that your ability to sell the Common Stock may be limited by the Securities Act (including, without limitation, Rule 144 promulgated under the Securities Act) and by the terms and conditions of this Restricted Stock Award Unit Agreement and the Plan.

6. NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by or continue any employment, service or consulting relationship with the Company or any of its Subsidiaries or Affiliates; and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement. Under no circumstances will the Plan or this Restricted Stock Unit Award Agreement be considered to be part of the terms and conditions of your employment with the Company or any of its Subsidiaries or Affiliates that employs you.

7. GOVERNING LAW; JURISDICTION AND VENUE. This Restricted Stock Unit Award Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Any legal action or other legal proceeding relating to this Restricted Stock Unit Award Agreement or the enforcement of any provision of this Restricted Stock Unit Award Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California. Each of the parties hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California, in connection with any legal proceeding; (ii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Restricted Stock Unit Award Agreement or the subject matter of this Restricted Stock Unit Award Agreement may not be enforced in or by such court.

8. NOTICES. Any notices to be delivered pursuant to this Restricted Stock Unit Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

2

9. SEVERABILITY. If one or more provisions of this Restricted Stock Unit Award Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Restricted Stock Unit Award Agreement and the balance of the Restricted Stock Unit Award Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10. BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Restricted Stock Unit Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

11. COUNTERPARTS. This Restricted Stock Unit Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:		GRANTEE:

ACCELRYS, INC.

By:		By:
Name:	Scipio M. Carnecchia	Name:
Title:	President and Chief Executive

GRANT SUMMARY:

On Award Date, Name hereby receives a Restricted Stock Unit Award for # Shares shares of Common Stock of the Company.

US

3

ACCELRYS, INC.

2011 STOCK INCENTIVE PLAN

DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Accelrys, Inc. (the “Company”) 2011 Stock Incentive Plan (the “Plan”), the Company hereby grants to «Name», as a director of the Company (the “Grantee”), that number of restricted units of Common Stock (the “Restricted Stock Unit Award”) subject to the terms and conditions below. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Plan, a copy of which is attached hereto as Attachment 1.

1. GOVERNING PLAN DOCUMENT. Your Restricted Stock Unit Award is subject to all of the provisions of the Plan, which provisions are hereby made a part of this Restricted Stock Unit Award Agreement. In the event of any conflict between the provisions of this Restricted Stock Unit Award Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects.

2. DETAILS OF RESTRICTED STOCK AWARD. The details of your Restricted Stock Award Unit are as follows:

Number of Shares of Common Stock Subject to Award:	# Shares

Award Date:	Award Date

Vesting Commencement Date:	Award Date

Vesting Schedule:

3. SATISFACTION OF VESTING RESTRICTIONS; ACCOUNT. No shares of Common Stock will be issuable to you pursuant to your Restricted Stock Unit Award until such shares vest in accordance with the Vesting Schedule indicated in Section 2. As soon as practicable after the date on which any shares of Common Stock subject to your Restricted Stock Unit Award vest, the Company will credit to a bookkeeping account (the “Account”) maintained by the Company for your benefit such vested shares of Common Stock (collectively, the “Deferred Awards”), which shall be maintained in the Account until such time as such Deferred Awards are to be paid to you pursuant to Section 4. Prior to the time of such payment, whenever any dividends, whether payable in cash, stock or other property, are declared on the Deferred Awards, on the date any such dividend is paid, the Company will credit to the Account such Dividend Equivalents in respect of the Deferred Awards in such Account on the record date for such dividend. Additionally, prior to the time any shares of Common Stock subject to your Restricted Stock Unit Award vest, whenever any dividends, whether payable in cash, stock or other property, are declared on such shares, on the date any such dividend is paid, the Company will credit to the Account appropriate Dividend Equivalents in respect of the number of unvested shares of Common Stock subject to your Restricted Stock Unit Award on the record date for such dividend. Any such Dividend Equivalents payable or issuable in respect of your Restricted Stock Unit Award will be maintained in the Account until such time as the Deferred Awards are paid to you pursuant to Section 4.

4. PAYMENTS OF DEFERRED AWARDS. The Company shall make a payment to you of the Deferred Awards credited to the Account as provided in Section 3 upon the earlier to occur of: (i) the cessation of your service as a director of the Company for any reason; and (ii) the three-year anniversary of the date of this Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, you may elect to change the payment event set forth in clause (ii) of the preceding sentence by written notice delivered to the Company at least 12 months prior to the such payment event, provided that the new payment event must be at least five years after the previously applicable payment event.

5. TERMINATION OF SERVICE WITH THE COMPANY. If, at any time prior to the vesting in full of the shares of Common Stock subject to your Restricted Stock Unit Award, your service with the Company terminates for any reason, the unvested portion of your Restricted Stock Unit Award shall be canceled and become automatically null and void.

6. REPRESENTATIONS. In connection with the acquisition of shares of Common Stock pursuant to this Restricted Stock Unit Award Agreement, you represent and warrant to the Company that you have no present intention of distributing or selling the Common Stock, except as permitted under applicable securities laws. You further acknowledge and agree that your ability to sell the Common Stock may be limited by the Securities Act (including, without limitation, Rule 144 promulgated under the Securities Act) and by the terms and conditions of this Restricted Stock Award Unit Agreement and the Plan.

7. NOT A CONTRACT OF EMPLOYMENT. By executing this Award, you acknowledge and agree that (i) nothing in this Award or the Plan confers on you any right to be employed by or continue any employment, service or consulting relationship with the Company or any of its Subsidiaries or Affiliates; and (ii) the Company would not have granted this Award to you but for this acknowledgement and agreement.

8. COMPLIANCE WITH SECTION 409A. This Restricted Stock Unit Award Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Restricted Stock Unit Award Agreement shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Administrator. Any provision of this Restricted Stock Unit Award Agreement that would cause the payment or settlement thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

9. GOVERNING LAW; JURISDICTION AND VENUE. This Restricted Stock Unit Award Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Any legal action or other legal proceeding relating to this Restricted Stock Unit Award Agreement or

2

the enforcement of any provision of this Restricted Stock Unit Award Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California. Each of the parties hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California, in connection with any legal proceeding; (ii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Restricted Stock Unit Award Agreement or the subject matter of this Restricted Stock Unit Award Agreement may not be enforced in or by such court.

10. NOTICES. Any notices to be delivered pursuant to this Restricted Stock Unit Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

11. SEVERABILITY. If one or more provisions of this Restricted Stock Unit Award Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Restricted Stock Unit Award Agreement and the balance of the Restricted Stock Unit Award Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12. BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Restricted Stock Unit Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

3

13. COUNTERPARTS. This Restricted Stock Unit Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:

ACCELRYS, INC.

By:
Name:	Scipio M. Carnecchia
Title:	President and Chief Executive Officer

GRANTEE:

By:
Name:

GRANT SUMMARY:

On Award Date, Name hereby receives a Restricted Stock Unit Award for # Shares shares of Common Stock of the Company.

4